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                                                                   Exhibit 21.01



                List of Subsidiaries of Concur Technologies, Inc.


1. Concur Technologies Pty. Limited, a corporation organized under the laws of Australia.

2. Concur Technologies (UK) Ltd., a corporation organized under the laws of the United Kingdom.

3. 7Software, Inc., a California corporation.